                Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

TIER TECHNOLOGIES, INC.

and

INFORMATIX, INC.

June 9, 2008

i

TABLE OF CONTENTS

Page

    Disclosure Schedule

    Schedules:

Schedule 1.1(b)	Excluded Assets
Schedule 1.1(d)	Excluded Liabilities

Schedule 5.1(f)(i)	Required Third Party Consents and Governmental Filings
Schedule 5.1(f)(ii)	Non-Required Third Party Consents and Governmental Filings

    Exhibits:

    Exhibit A                       –          Form of Bill of Sale and Assignment
    Exhibit B                       –          Form of Intellectual Property Assignment
    Exhibit C                       –          Form of Assumption Agreement
    Exhibit D                       –          Form of Transition Services Agreement
    Exhibit E                       –          Purchase Price Allocation

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of June 9, 2008 between Tier Technologies, Inc., a Delaware corporation (the “Seller”), and Informatix, Inc., a California corporation (the “Buyer”).  The Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

1.           The Seller is engaged, among other matters, in the Business.

2.           The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the assets of the Seller relating exclusively or primarily to the Business (other than assets excluded pursuant hereto), subject to the assumption of certain related liabilities and upon the terms and subject to the conditions set forth herein.

3.           Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
ASSET PURCHASE

1.1    Purchase and Sale of Assets; Assumption of Liabilities.

(a)    Transfer of Assets.  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Acquired Assets, free and clear of any Encumbrances.

(b)    Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.

(c)    Assumed Liabilities.  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

(d)    Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the Excluded Liabilities.

1.2    Purchase Price.  In consideration for the sale and transfer of the Acquired Assets, the
Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(d), shall pay to the Seller the Closing Payment in cash in immediately available funds, and agrees to pay to the Seller the Earn-Out Payments to the extent provided in Section 1.5 hereof.  The Closing Payment is subject to adjustment as provided in Section 1.4.

1.3    The Closing.

(a)    Time and Location.  The Closing shall take place on the Closing Date at a time and place to be mutually agreed upon by the Parties.

(b)    Actions at the Closing.

At the Closing:

(i)     the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii)    the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii)    the Seller shall execute and deliver a bill of sale and assignment for all of the Acquired Assets in the form attached hereto as Exhibit A (“Bill of Sale”);

(iv)    the Seller shall execute and deliver one or more assignments of the Intellectual Property Assets in the form or forms attached hereto as Exhibit B (“IP Assignments”);

(v)    the Seller and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets, each in form and substance reasonably satisfactory to Buyer and its legal counsel;

(vi)    the Buyer shall execute and deliver to the Seller an Assumption Agreement in substantially the form attached hereto as Exhibit C;

(vii)    the Buyer and the Seller shall execute and deliver a Transition Services Agreement in substantially the form attached hereto as Exhibit D;

(viii)   the Buyer and the Seller shall execute and deliver such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities, each in form and substance reasonably satisfactory to Seller;

(ix)     the Seller shall transfer to the Buyer copies of all books and records, files and other data within the possession of the Seller relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyer, in a format reasonably acceptable to the Buyer, and without limiting the generality of formats that are reasonably acceptable, books, records, files, and other data that are delivered electronically in WORD, EXCEL or PDF formats, or on paper shall be deemed to be acceptable to the Buyer;

(x)     the Buyer shall pay to the Seller the Closing Payment in cash by wire transfer of immediately available funds into an account designated by the Seller;

(xi)    the Buyer shall deliver the Estimated Adjustment Payment to the escrow agent by wire transfer of immediately available funds;

(xii)    the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by the Seller; and

(xiii)    the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4    Post-Closing Adjustment.  The Closing Payment shall be subject to adjustment after the Closing Date as follows:

(a)   Within 30 days after the Closing Date, the Seller shall prepare and deliver to the Buyer (i) the Closing Statement and (ii) an unaudited balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet").  Each of the Closing Statement and the Closing Balance Sheet shall be prepared in accordance with GAAP and on a consistent basis with the accounting principles, practices, procedures, policies and methods that were employed in the preparation of the Most Recent Balance Sheet.

(b)    The Buyer shall deliver to the Seller, within 30 days after delivery by the Seller to the Buyer of the Closing Statement, either a notice indicating that the Buyer accepts the Closing Statement or a statement describing the Buyer’s objections to the Closing Statement, which statement of objections shall describe in detail the specific nature and amount of each objection and shall state in detail all bases upon which the Buyer believes the Closing Statement is not in conformity with the requirements set forth in Section 1.4(a).  During such 30-day period Seller shall, and shall cause its accountants, to respond reasonably to any inquiries from Buyer related to the Closing Working Capital Amount and the Closing Statement.  If the Buyer delivers to the Seller a notice accepting the Closing Statement, or the Buyer does not deliver a written objection to the Closing Statement within such 30-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 30th day, the Closing Statement shall be deemed to be accepted by the Buyer.

(c)   If the Buyer timely objects to the Closing Statement, such objections shall be resolved as follows:

(i)    The Buyer and the Seller shall first use reasonable efforts to resolve such objections.

(ii)    If the Buyer and the Seller are able to resolve such objections within 30 days after delivery to the Seller of such statement of objections, the Buyer and the Seller shall, within 30 days after delivery of such statement of objections, jointly prepare and sign a statement setting forth the Closing Working Capital Amount, which amount shall reflect the resolution of objections agreed to by the Buyer and the Seller.

(iii)    If the Buyer and the Seller do not reach a resolution of all objections set forth on the Buyer’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Seller shall, within 30 days after the expiration of such 30-day period, (A) jointly prepare and sign a statement setting forth (1) those objections (if any)

that the Buyer and the Seller have resolved and the resolution of such objections and (2) the Unresolved Objections and (B) jointly engage the Neutral Accountant to resolve the Unresolved Objections.

(iv)    The Buyer and the Seller shall jointly submit to the Neutral Accountant, within five (5) Business Days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Statement, a copy of the statement of objections delivered by the Buyer to the Seller, and the joint statement referred to in Section 1.4(c)(iii)(A) above.  Each of the Buyer and the Seller shall submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections.  Each of the Buyer and the Seller may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party.  Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Seller may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(v)    The Buyer and the Seller shall instruct the Neutral Accountant that (A) the scope of its review and authority shall be limited to resolving the Unresolved Objections, (B) in resolving the Unresolved Objections, it shall determine an appropriate value for each Closing Statement item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the Seller in the Closing Statement and by the Buyer in its statement of objections, and (C) issue a ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth the Closing Working Capital Amount, reflecting the Neutral Accountant’s resolution of the Unresolved Objections.

(vi)    The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller.  The Buyer and the Seller agree that the procedure set forth in this Section 1.4(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(vii)    The Buyer and the Seller shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.4(c).

(d)    If the Closing Working Capital Amount as shown on the Final Closing Statement is less than the Target Working Capital Amount, the Closing Payment shall be reduced by such deficiency and the Seller shall pay to the Buyer, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such deficiency.  If the Closing Working Capital Amount as shown on the Final Closing Statement exceeds the Target Working Capital Amount, the Closing Payment shall be increased by such excess amount and the Buyer shall pay to the Seller an amount equal to such excess (the “Adjustment Payment”).  The Estimated Adjustment Payment shall be paid into an escrow account at the Closing, and disbursement of the Adjustment Payment from such account shall be deferred until the Buyer has collected, from the receivables included in the Closing Working Capital Amount (the “Closing Receivables”), an amount equal to the amount of the Closing Receivables less the amount of the Adjustment Payment, at which time payments shall be promptly made to the Seller as and when such receivables are collected by the Buyer, and such payments shall not be subject to any right of setoff by the Buyer; provided that if to the extent such Closing Receivables are not collected within 120 days after the Closing Date, the funds remaining in the escrow shall be released to the Buyer and any Closing Receivables received by the Buyer thereafter shall be promptly remitted to the Seller.  To the extent the Adjustment Payment exceeds the Estimated Adjustment Payment, once the entire Estimated Adjustment Payment has been disbursed from the escrow account, the Buyer shall pay the remaining amounts directly to the Seller as and when the corresponding receivables are collected by the Buyer as provided in the previous sentence.  The Buyer shall provide weekly reports to the Seller with respect to the collection of the Closing Receivables, and the Seller shall have the right to audit the books and records of the Buyer with respect to such Closing Receivables, during normal business hours following reasonable notice.  The Buyer shall be entitled to receive all interest earned on the escrow account, and the Seller shall bear all the costs and fees of the escrow agent.  For the avoidance of doubt, the Estimated Adjustment Payment does not predetermine, limit or constrain the Closing Working Capital Amount, the amount of which may result in the Adjustment Payment being greater than, equal to, or less than the Estimated Adjustment Payment.

1.5    Earn-Out Payments.  As additional consideration for the Acquired Assets, the Seller may be entitled to certain Earn-Out Payments as set forth below, payable ninety (90) days after the end of each of Fiscal Year 2008, Fiscal Year 2009, and Fiscal Year 2010, as applicable,  unless the Seller delivers a notice of objection under Section 1.5(g), in which case the applicable Earn-Out Payment shall be payable 30 days after resolution of the dispute under Section 1.5(h)(ii) or 1.5(h)(v), as applicable:

(a)    If the 2008 Actual Revenues equal or exceed the 2008 Target, the 2008 Payment Amount shall be $1 million.  If the 2008 Actual Revenues are less than 100% of the 2008 Target but equal to or greater than 50% of the 2008 Target, the 2008 Payment Amount shall be determined by multiplying $1 million by a fraction, the numerator of which is the 2008 Actual Revenues and the denominator of which is the 2008 Target.  If the 2008 Actual Revenues are less than 50% of the 2008 Target, there shall be no 2008 Payment Amount.

(b)    If the 2009 Actual Revenues equal or exceed the 2009 Target, the 2009 Payment Amount shall be $1 million.  If the 2009 Actual Revenues are less than 100% of the 2009 Target but equal to or greater than 50% of the 2009 Target, the 2009 Payment Amount shall be determined by multiplying $1 million by a fraction, the numerator of which is the 2009 Actual Revenues and the denominator of which is the 2009 Target.  If the 2009 Actual Revenues are less than 50% of the 2009 Target, there shall be no 2009 Payment Amount.

(c)    If the 2010 Actual Revenues equal or exceed the 2010 Target, the 2010 Payment Amount shall be $1 million.  If the 2010 Actual Revenues are less than 100% of the 2010 Target but equal to or greater than 50% of the 2010 Target, the 2010 Payment Amount shall be determined by multiplying $1 million by a fraction, the numerator of which is the 2010

Actual Revenues and the denominator of which is the 2010 Target.  If the 2010 Actual Revenues are less than 50% of the 2010 Target, there shall be no 2010 Payment Amount.

(d)    Notwithstanding anything to the contrary in Section 1.5(b) above, the Buyer shall receive a credit of $200,000 (the “Earn-Out Credit”) towards the Earn-Out Payment for Fiscal Year 2009 so that the Earn-Out Payment for Fiscal Year 2009 shall be calculated net of the Earn-Out Credit.

(e)    The Earn-Out Payment for each such fiscal year shall be calculated on a separate basis, with no excess over a fiscal year’s target revenues being carried forward into subsequent fiscal year or carried back into a prior fiscal year.

(f)    Within 60 days after the end of each such fiscal year, the Buyer shall prepare and deliver to the Seller a statement showing the amount of the 2008 Actual Revenues, the 2009 Actual Revenues, and the 2010 Actual Revenues, as applicable, with such supporting detail as the Seller may reasonably request (each, a “Revenue Statement”).  The Revenue Statements shall be calculated in accordance with GAAP.  Upon the written request of the Seller delivered to the Buyer not later than 30 days after delivery of a Revenue Statement to the Seller, the Buyer shall obtain a certification by independent accountants as to the accuracy of the Revenue Statement.  Seller shall pay all costs and fees of such independent accountants associated with providing such certification.

(g)    The Seller shall deliver to the Buyer, within 30 days after delivery by the Buyer to the Seller of the Revenue Statement, either a notice indicating that the Seller accepts the Revenue Statement or a statement describing the Seller’s objections to the Revenue Statement, which statement of objections shall describe in detail the specific nature and amount of each objection and shall state in detail all bases upon which the Seller believes the Revenue Statement is not in conformity with the requirements set forth in Section 1.5(f).  If the Seller delivers to the Buyer a notice accepting the Revenue Statement, or the Seller does not deliver a written objection to the Revenue Statement within such 30-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 30th day, the Revenue Statement shall be deemed to be accepted by the Seller.

(h)    If the Seller objects to the Revenue Statement within the 30-day period provided in Section 1.5(g), such objections shall be resolved as follows:

(i)    The Buyer and the Seller shall first use reasonable efforts to resolve such objections.

(ii)    If the Buyer and the Seller are able to resolve such objections within 15 days after delivery to the Buyer of such statement of objections, they shall evidence such agreement in writing and the Buyer shall pay to the Seller the applicable Earn-Out Payment, if any, within 5 Business Days.

(iii)    If the Buyer and the Seller do not reach a resolution of such objections within such 15-day period, the Buyer and the Seller shall, within 15 days after the expiration of such 15-day period, jointly engage the Neutral Accountant to resolve the matter.

(iv)    The Buyer and the Seller shall jointly submit to the Neutral Accountant, within 5 Business Days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Revenue Statement and a copy of the statement of objections delivered by the Seller to the Buyer.  Each of the Buyer and the Seller shall submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the matter.  Each of the Buyer and the Seller may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party.  Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Seller may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(v)    The Neutral Accountant shall then determine the applicable amount of revenues and issue a ruling in writing.  The resolution by the Neutral Accountant shall be conclusive and binding upon the Buyer and the Seller, and the Buyer shall pay to the Seller the amount of the Earn-Out Payment, if any, as determined by the Neutral Accountant within 5 Business Days of the issuance of such determination.  The Buyer and the Seller agree that the procedure set forth in this Section 1.5 for resolving disputes with respect to the Revenue Statements shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(vi)    The Buyer and the Seller shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.5(h).

1.6    Consents to Assignment.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof.  If Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Closing Payment, (b) from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that the Seller shall not be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains, revenues, income and benefits and responsible for all the losses, Taxes, liabilities and/or obligations thereunder).  In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the

obligations thereunder on a prompt and punctual basis.  This Section 1.6 shall not apply in the case of any Government Contract, Seller Real Estate Lease, any license agreement between the Seller and Open Scan Technologies, Inc., or any other agreement related to the Business Intellectual Property except for the agreements and licenses listed on Schedule 5.1(f)(ii) or unless otherwise designated in writing by the Buyer.  Notwithstanding the foregoing, nothing in this Section 1.6 shall require the Buyer to waive any of the conditions to Closing set forth in Section 5.1(f).

1.7    Further Assurances.  At any time and from time to time after the Closing Date, as and when requested by any Party and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

1.8    Allocation.  The Parties shall allocate the Purchase Price among the Acquired Assets for all purposes (including financial, accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E, and shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation schedule, and shall take no position contrary thereto unless required to do so by applicable Tax laws.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the Ordinary Course of Business.  For purposes of this Agreement, the phrase “to the knowledge of the Seller” or any phrase of similar import shall mean and be limited to either the actual knowledge of the following individuals:  Steve Beckerman, John Pestotnik, Susan Clapp, Jay Butler, Monica Bowman, Connie Davis, Rodney Kyles, Danielle Pittman and Paul Bouwmeester.

2.1    Organization, Qualification and Corporate Power.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary.  The Disclosure Schedule contains a complete and accurate list of each jurisdiction in which Seller is qualified to do business as a foreign corporation with respect to the Business, and such jurisdictions constitute all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary.  The Seller is in good standing under the laws of each such jurisdiction.  The Seller does not conduct any part of the Business through a subsidiary.  The Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties now owned and used by it.

2.2    Authority.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Seller.  No consent or vote of the Seller’s shareholders is required for the execution and delivery by the Seller of this Agreement or any Ancillary Agreement.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3    Noncontravention.  Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation or performance by the Seller of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time):

(a)    conflict with or violate any provision of (i) the Certificate of Incorporation or bylaws of the Seller or (ii) any resolution adopted by the Board of Directors, any committee thereof, or the shareholders of the Seller;

(b)    require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(c)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Encumbrance to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject;

(d)    violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to the Seller or any of or its properties or assets; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

2.4    Financial Statements.  The Disclosure Schedule includes copies of the Financial Statements, and an aging of accounts receivable as of May 31, 2008 and an aging accounts payable as of April 30, 2008.  The Financial Statements are true, complete and correct in all material respects, have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof and for the periods referred to therein in accordance with GAAP; provided, however, that the Financial Statements (i) do not include footnotes, (ii) for fiscal years 2005 and 2006, do not include corporate overhead, (iii) for fiscal year 2007, includes as corporate overhead only corporate allocations for sales and marketing costs, costs of divesting activities, and legal costs, and (iv) for fiscal year 2008 includes as corporate overhead only costs of divesting activities.  The Financial Statements have been and will be prepared from and are in accordance with the accounting records of the Seller.  The Disclosure Schedule fairly presents all inter-company transactions having a material effect on the Business.

2.5    Books and Records.  The books of account and other financial records of Seller pertaining to the Business and the Acquired Assets, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business procedures.

2.6    Absence of Certain Changes.  Between the Balance Sheet Date and the date of this Agreement, the Seller has conducted the Business in the Ordinary Course of Business, and there have not been any changes in the financial condition, results of operations, or prospects of the Business or any changes in the Business, the Acquired Assets, or the Assigned Contracts, except for any changes that would not reasonably be expected to result in a Business Material Adverse Effect.  Except as set forth on the Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement, the Seller has not taken any of the following actions (or permitted any of the following events to occur) with respect to the Business, including any employees who work in the Business:

(a)    sold, assigned or transferred any portion of the Acquired Assets in a single transaction or series of related transactions in an amount in excess of $10,000, except in the Ordinary Course of Business;

(b)    suffered any extraordinary losses (whether or not covered by insurance) material to the Business;

(c)    granted or amended any rights to severance benefits, “stay pay” or termination pay to any officer or other employee of the Business or increased benefits payable or potentially payable to any such officer or other employee of the Business under any previously existing severance benefits, “stay-pay” or termination pay arrangements, in each case except for obligations that will not constitute an Assumed Liability;

(d)    made any capital expenditures or commitments therefor in an amount in excess of $10,000, except in the Ordinary Course of Business;

(e)    acquired any operating business, whether by merger, stock purchase or asset purchase, except for any such business that did not become part of the Business;

(f)    incurred or guaranteed any indebtedness for borrowed money;

(g)    entered into any Employment Agreement, compensation agreement or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business;

(h)    materially amended the terms of any existing Business Benefit Plan, except as required by law and as disclosed on the Disclosure Schedule;

(i)    materially changed its accounting principles, methods or practices;

(j)    cancelled or waived any claims or rights with a value to the Seller in excess of $10,000;

(k)    sold, leased or otherwise disposed of any asset or property of the Business with a value in excess of $10,000 outside the Ordinary Course of Business or created any Encumbrance on any asset or property of the Business with a value in excess of $10,000;

(l)    made any payment (except in the Ordinary Course of Business) or increase in any bonuses, salaries or other compensation to any Business Employee or entered into any employment, severance or similar contract with any Business Employee; or

(m)    entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (l) of this Section 2.6.

2.7    Undisclosed Liabilities.  The Business does not have any Liability (and, to the knowledge of the Seller, there is no action, suit, proceeding, hearing, or investigation, charge, complaint, claim or demand against the Seller that relates to the Business or the Acquired Assets giving rise to any Liability), except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities that have arisen since the Balance Sheet Date in the Ordinary Course of Business in an aggregate amount not greater than $50,000, (c) those specifically set forth on the Disclosure Schedule, and (d) the Excluded Liabilities.

2.8    Tax Matters.  The Seller has filed all material Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete in all material respects to the extent they relate to the Business.  The Seller has paid (or had paid on its behalf) all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, pursuant to any assessment received by the Seller, as well as all Taxes for which a Tax Return is not required to be filed.  There are no Encumbrances on or with respect to any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes, and to the knowledge of the Seller there is no basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any Encumbrance on or with respect to any of the Acquired Assets.  All Taxes that relate to the Business that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

2.9    Tangible Personal Property; Title to Acquired Assets.  The Seller has good title to, a valid leasehold interest in or a valid license or right to use, all of the tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date), free and clear of all Encumbrances.  Except as set forth on the Disclosure Schedule, the Seller owns good and transferable title to all of the Acquired Assets.

2.10    Owned Real Property.  The Seller does not own any real property that is used exclusively or primarily in the Business.

2.11    Leased Real Property.  The Disclosure Schedule lists the Seller Real Estate Leases and describes all Leased Real Property.  The Seller has made available to the Buyer complete and accurate copies of the Seller Real Estate Leases (as amended to date).  With respect to each such Lease:

(a)    the Lease is a valid and binding obligation of Seller and, to the knowledge of the Seller, each other party to such Lease;

(b)    neither the Seller nor, to the knowledge of the Seller, any other party to the Lease is in breach or default and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(c)    the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Lease;

(d)    no party to the Lease has repudiated any provision thereof;

(e)    to the knowledge of the Seller, there are no disputes or oral agreements in effect as to the Lease; and

(f)    all facilities leased thereunder are supplied with utilities and other services necessary for the operation by the Seller of such facilities.

2.12    Intellectual Property.

(a)    The Disclosure Schedule lists all of the Business Intellectual Property that is material to the Business as currently conducted.  The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the performance of the Assigned Contracts and in the operation of the Business as currently conducted (collectively, the “Business Intellectual Property”).  Except for items identified on the Disclosure Schedule as “non-transferable,” each item of Business Intellectual Property owned or used by the Seller prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing.  The Seller has taken all commercially reasonable actions and has used its reasonable best efforts to maintain and protect its ownership rights in each item of Business Intellectual Property that it owns.  The Seller has complied, in all material respects, with any restrictions or required protections under any licenses, sublicenses, agreements or permissions relating to Business Intellectual Property of any third party used in the operation of the Business as currently conducted.

(b)    The Seller has not, with respect to the Business, infringed upon, violated, interfered with, misused, or misappropriated any Intellectual Property rights of third parties, and the
Seller has not, with respect to the Business, received any charge, complaint, claim, demand,

information, or notice alleging any such infringement, violation, interference, misuse, or misappropriation.  To the knowledge of the Seller, no third party has infringed upon, violated, interfered with, misused, or misappropriated any of the Business Intellectual Property.

(c)    Section 2.12(c) of the Disclosure Schedule identifies each issued patent or pending patent application, patent invention disclosure, issued copyright registration or pending copyright application, issued trademark registration or pending trademark application, or other registration or application with respect to the Business Intellectual Property, if any, that has been made by or issued to the Seller, and identifies each material license, agreement, or other permission that the Seller has granted to any third party with respect to any of the Business Intellectual Property.  Section 2.12(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark owned and currently being used by the Seller in connection with the conduct of the Business.  Except as identified in Section 2.12(c) of the Disclosure Schedule, with respect to each item of Business Intellectual Property:

(i)    the Seller’s right, title, and interest in and to the items are free and clear of any Encumbrances or other restriction;

(ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of infringement, violation, interference, misuse, or misappropriation;

(iii)    no action, suit, proceeding, hearing, investigation, charge of infringement, violation, interference, misuse, or misappropriation, complaint, claim, or demand is currently pending and, to the knowledge of the Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been threatened, which challenges the legality, validity, enforceability, use, or ownership of the item;

(iv)    no royalties, or other payments are payable by the Seller to any other person by reason of the ownership, sale, license or use of the item;

(v)    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Business Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Business Intellectual Property or in any way impair the right of the Buyer to use, sell, license or dispose of or to bring any action for the infringement, violation, interference, misuse, or misappropriation of any such Business Intellectual Property or any portion thereof; and

(vi)    to the knowledge of the Seller, there are no existing facts or circumstances that would render any Business Intellectual Property of the Seller invalid or unenforceable in any material respects.

(d)    Section 2.12(d) of the Disclosure Schedule identifies each item of material Business Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission, except for shrinkwrap or click wrap licenses for commercial off-the-shelf end-user application software licenses.  With respect to each item of Business Intellectual
Property required to be identified in Section 2.12(d) of the Disclosure Schedule:

(i)    To the knowledge of the Seller, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to creditors’ rights generally and general equitable principles;

(ii)    to the knowledge of the Seller, no party to the license, sublicense, agreement, or permission covering the item is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)    to the knowledge of the Seller, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

(iv)    the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)    The Seller has a current license to use all of the software used in the Business (other than software owned by the Seller to be transferred to the Buyer as part of the Acquired Assets), and all such licenses are transferable to the Buyer.  No computer included in the Acquired Assets contains any unlicensed software.

2.13    Contracts.

(a)    The Disclosure Schedule lists all of the following Assigned Contracts:

(i)    any agreement (or group of related agreements with the same party) that involves the performance of services or delivery of goods or materials by the Seller of an amount or value in excess of $25,000;

(ii)    any agreement (or group of related agreements with the same party) that involves the performance of services or delivery of goods or materials to the Seller of an amount or value in excess of $25,000;

(iii)    any agreement (or group of related agreements with the same party) that was not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $25,000;

(iv)    any agreement for the acquisition by the Seller of any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not or will not become part of the Business;

(v)    any agreement establishing a partnership or joint venture;

(vi)    any agreement (or group of related agreements with the same party) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee)
indebtedness the outstanding balance of which is more than $25,000 or under which an Encumbrance has been imposed on any of its assets, tangible or intangible, relating to the Business;

(vii)    any agreement that prohibits the Business from freely engaging in business anywhere in the world;

(viii)    any Employment Agreement involving the officers or employees of the Business (a) that causes the employment of such officer or employee not to be at-will employment or (b) that provides severance benefits to such officer or employee;

(ix)    any agreement involving capital expenditures in excess of $25,000;

(x)    any severance, “stay pay” or termination agreement with any officer or other employee of the Business; and

(xi)    any amendment, supplement or modification (whether oral or written) in respect of any of the foregoing;

provided, however, that no agreement referred to in clauses (i) through (ix) above need be disclosed unless either (A) the Business currently has, or may in the future have, any rights or obligations thereunder or (b) the Liability for performance thereunder will be included in the Assumed Liabilities (except as otherwise provided in this Agreement).

(b)    The Seller has made available to the Buyer a complete and accurate copy of each Assigned Contract.  Each Assigned Contract is a valid and binding obligation of the Seller and, to the knowledge of the Seller, is a valid, binding and enforceable obligation of the other party thereto, in full force and effect.  Except as set forth on the Disclosure Schedule, each Assigned Contract is assignable by the Seller without the consent of any other person.  Seller is, and at all times has been, in compliance with all applicable terms and requirements of Assigned Contracts, except to the extent such noncompliance would not reasonably be expected to have a Business Material Adverse Effect.

(c)    To the knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give the Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract; provided, however, that the Buyer acknowledges that the Government Contracts may be terminated by the applicable Governmental Entity at any time; further provided that such acknowledgement does not relieve the Seller of the obligation of disclosure hereunder of any default, event of default, or breach by the Seller of any such Government Contract.  The Disclosure Schedule lists all of the Government Contracts.

(d)    No event has occurred or circumstance exists under or by virtue of any Assigned Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Acquired Assets.

(e)    Seller is currently in compliance in all material respects with each Assigned Contract.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Seller under any Assigned Contracts and no person has made written demand for such renegotiation.  The Seller has not received any indication by any customer or supplier of the Seller of an intention to discontinue or change the terms of its relationship with the Seller or not to conduct business with the Buyer after the

Closing in the manner theretofore conducted with the Seller, including, without limitation, any indication of an intent to terminate any Assigned Contract.

(f)    The Seller has received a change order approved and executed by the State of Michigan that relieves the Seller of the obligation to pay to the state interest earned on unspent debit card funds.

(g)    With respect to any Government Contract, to the knowledge of the Seller, the Seller has not been notified or has not otherwise become aware of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification by the Seller that could reasonably be expected to result in Liability or affect payments under any Government Contract, or adversely affect the award of Government Contracts, or eligibility for such award, to the Seller or to the Buyer as the assignee of such Government Contract.

(h)    With respect to the Business, the Seller is not a party to any litigation, pending or threatened, or, to the knowledge of the Seller, the subject of any investigation, pending or threatened, that could reasonably be expected to give rise to a (i) Liability under the False Claims Act, the Anti Kickback Act, the Byrd Anti Lobbying Amendment, federal election law, the bribery and gratuities laws, revolving door laws, the Foreign Corrupt Practices Act, the Procurement Integrity Act, export control laws, money laundering laws, anti terrorism laws, the GSA Price Reductions clause, the Service Contract Act, the Covenant Against Contingent Fees, or, where and as applicable, the Federal Acquisition Regulation cost principles or the Cost Accounting Standards, or (ii) a price adjustment or other Liability under the Truth in Negotiations Act, the GSA clauses relating to the submission of cost or pricing data or information other than pricing data, the GSA Price Reductions clause, or the GSA Industrial Funding Fee clause.  To the knowledge of the Seller, there exist no reasonable grounds for a claim of any Liability against the Seller, with respect to the Business, as a result of defective “cost or pricing data” or “information other than cost or pricing data” submitted to any Governmental Authority, prime contractor, or higher-tier subcontractor.  Except as set forth in Section 2.13(h) of the Disclosure Schedule, the Seller is not currently a party to any claim or other dispute involving a Government Contract.  The Seller has not at any time received any written or oral notice of any proposed or actual suspension, debarment or similar disqualification with respect to Government Contracts against the Seller or any of its officers or employees.  The Seller has not received written or oral notice of, otherwise learned of or undergone, and is not undergoing any proposed or actual administrative, civil or criminal investigation, or indictment relating to any Government Contract, and, to the knowledge of the Seller, no such civil or criminal investigation, indictment or review is threatened or planned.

2.14    Entire Business.  Except for the Excluded Assets, any Deferred Items and any services to be provided pursuant to the Transition Services Agreement, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by the Seller in connection with the Business on the date hereof, adequate to conduct the Business in all material respects as currently conducted and to perform the Assigned Contracts in accordance with the terms thereof.  Except as set forth in the Disclosure Schedule, the Acquired Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, used in the operation of the Business as currently conducted and necessary to perform the Assigned Contracts in accordance with the terms thereof, and (b) include all of the operating assets of the Business.  Except as set forth in

the Disclosure Schedule, the Acquired Assets that are Tangible Personal Property that are material to the conduct of the Business are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are currently used.  The Disclosure Schedule lists and describes all of the Seller Guarantees.  No letter of credit, guarantee, performance bond, covenant, indemnity or similar assurance, other than the Seller Guarantees, is required (i) for the operation of the Business as operated by the Seller and the lawful performance of the Assigned Contracts as performed by the Seller in accordance with the terms thereof and (ii) to the knowledge of the Seller, for the operation of the Business by the Buyer and the lawful performance of the Assigned Contracts by the Buyer in accordance with the terms thereof

2.15    Litigation.  Section 2.15 of the Disclosure Schedule sets forth each instance in which the Seller, with respect to the Business or the Acquired Assets, (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in Section 2.15 of the Disclosure Schedule, to the knowledge of the Seller, there is no basis for any such action, suit, proceeding, hearing, or investigation to be brought or threatened against the Seller. To the knowledge of the Seller, no executive or key employee of any of the Seller is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any arbitrator that would in any material way adversely affect his or her ability to perform his or her employment duties.

2.16    Employment Matters.

(a)    The Disclosure Schedule contains a list, as of the date of this Agreement,  of all Business Employees, along with the position and the annual rate of compensation of each such person and whether each such person is an exempt or non-exempt employee.  Each current Business Employee has entered into a non-disclosure agreement with the Seller.  A copy or form of the Seller’s standard form of non-disclosure agreement has previously been delivered to the Buyer.  The Disclosure Schedule contains a list of all Business Employees who are a party to a non-competition agreement with the Seller.  None of the Business Employees is currently on leave except for those identified on the Disclosure Schedule as being on leave.

(b)    The Seller is not a party to or bound by any collective bargaining agreement relating to the Business, nor has the Seller, with respect to the Business, at any time experienced, (i) since January 1, 2001, any strikes, claims of unfair labor practices or other collective bargaining disputes, or (ii) since January 1, 2005, any material grievances.

(c)    The Seller has complied in all material respects, with respect to the Business and the Business Employees, with all applicable law relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar Taxes and occupational safety and health.  The Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal  requirements.

2.17 Employee Benefits.

(a)    The Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans.  Complete and accurate copies of all Business Benefit Plans and all related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyer.  Each such Business Benefit Plan has been maintained, funded, and administered in accordance with the applicable requirements of ERISA, the Code, and other applicable laws.

(b)    The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.  All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Business Benefit Plan.  The requirements of COBRA have been met with respect to each such Business Benefit Plan which is an employee welfare benefit plan subject to COBRA.  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time period prescribed by ERISA to each such Business Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Business Benefit Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA).

(c)    Neither the Seller nor any ERISA Affiliate has ever maintained or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA or to any Multiemployer Plan.

(d)    No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by the Seller, any of its Affiliates or any ERISA Affiliate that would subject the Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code.

(e)    There are no unfunded obligations under any Business Benefit Plan providing welfare benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

(f)    There have been no prohibited transactions with respect to any Business Benefit Plan maintained by the Seller or any Affiliate that has or could reasonably be expected to result in a material liability of the Seller.  To the knowledge of the Seller, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Business Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Business Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(g)    None of the Seller or any of its Affiliates, nor any other member of the same controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code as the Seller, maintains or contributes to, has any obligation to contribute to, or within the preceding five years has contributed to or been required to contribute to, or has any material liability under or with respect to any Employee Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan.

(h)    Neither the Seller nor any Affiliate maintains or contributes to, or within the preceding five years has contributed to or been required to contribute to, any Employee Benefit Plan providing medical, health, or life insurance for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Part 6 of Subtitle B of Title 1 of ERISA and Code Sec. 4980B or applicable state insurance laws).

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with respect to any Employee Benefit Plan or any contract described in Section 2.13 of this Agreement other than the Employment Security Agreements listed in the Disclosure Schedule (i) with the exception of paid time off, result in any payment becoming due to any Employee under such Business Benefit Plan or contract, (ii) increase any benefits otherwise payable under such Business Benefit Plan or contract, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under such Business Benefit Plan or contract.

(j)    There is no material pending or threatened legal proceeding relating to any Employee Benefit Plan, nor is there any basis for any such Proceeding.  Neither Seller nor any fiduciary of an Employee Benefit Plan has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Seller or the Buyer to a tax or penalty imposed by either Section 4975 of the code or Section 502(1) of ERISA or a violation of Section 406 of ERISA.  The consummation of the transactions contemplated by this Agreement will not result in the potential assessment of a tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.

(k)    Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(l)    The consummation of the transactions contemplated by this Agreement will not, with the exception of the subsequent action by the Buyer under the Employment Security Agreements identified on the Disclosure Schedule, accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Seller.  There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(m)    Except for the continuation coverage requirements of COBRA, the Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Benefit Plans that are employee welfare benefit plans.

(n)    The consummation of the transactions contemplated by this Agreement will not result in an amendment, modification or termination of any of the Employee Benefit Plans.  No written or oral representations have been made to any employee or former employee of the Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of the Seller concerning the employee benefits of the Buyer.

2.18    Environmental Matters.

(a)    Except as described or identified in the Disclosure Schedule:

(i)    the operations of the Business, including at the Leased Real Property, are in compliance with applicable Environmental Laws in all material respects;

(ii)    there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving any of the Leased Real Property, any property formerly owned or operated by the Business or the operations of the Business;

(iii)    the Seller has those permits, licenses and approvals required under Environmental Law to operate the Business; and

(iv)    no Materials of Environmental Concern have been Released by the Business, including at any Leased Real Property, in violation of applicable Environmental Law.

(b)    The Parties agree that the only representations and warranties of the Seller herein as to any Environmental Matters or any other obligation or liability with respect to Matters of Environmental Concern are those contained in this Section 2.18.  Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Section 2.19 and 2.20 do not relate to Environmental Matters.

2.19    Legal Compliance.  With respect to the Business, the Seller is in compliance with all applicable laws (including rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the Business.  The Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply.

2.20    Permits.  The Seller has all Permits necessary for the lawful conduct and the operation of the Business as currently conducted and the performance of the Assigned Contracts.  All such Permits are in full force and effect, and no suspension or cancellation of any of such items are pending or, to the knowledge of the Seller, threatened.  The Disclosure Schedule lists all Permits required for the lawful conduct and the operation of the Business as currently conducted and the performance of the Assigned Contracts.  Each Permit listed in the Disclosure Schedule is in full force and effect and the Seller is not in violation of or default under any Permit and no suspension or cancellation of any such Permit has been threatened in writing.

2.21    Inventory.  All inventory of the Seller pertaining to the Business reflected on the Most Recent Balance Sheet is usable and saleable in the Ordinary Course of Business, except for excess and obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet.  All inventories not written-off have been priced at the lower of cost or market value.

2.22    Accounts Receivable.  All accounts receivable of the Business arose from bona fide transactions relating to the sale of goods or the provision of services in the Ordinary Course of Business.  All accounts receivable that are reflected on the Financial Statements or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Seller in the Ordinary Course of Business.  To the knowledge of the Seller, there is no contest, claim, defense or right of set off, other than returns in the Ordinary Course of Business of Seller, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

2.23    Solvency.  The Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of Seller's assets.  Immediately after giving effect to the consummation of the transactions contemplated hereby the Seller will be able to pay its Liabilities as they become due in the usual course of its business.

2.24    Processing Agreement Rates.  The rates set forth in the Processing Agreement are no greater than those that have heretofore been charged to the Business as reflected on the Financial Statements.

2.25    Full Disclosure.  The representations and warranties contained in this Article II do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Article II not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date hereof.

3.1    Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

3.2    Authority.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming the execution and delivery by the Seller of this Agreement and each such Ancillary Agreement, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3    Noncontravention.  Neither the execution and delivery by the Buyer of this Agreement or of the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

(a)    conflict with or violate any provision of the Articles of Incorporation or bylaws of the Buyer;

(b)    require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound; or

(d)    violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets.

3.4    Litigation.  There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Buyer’s knowledge, threatened against, the Buyer which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5    Financing.  The Buyer has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Seller of the Closing Payment at the Closing.

3.6    Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer.

3.7    Due Diligence by the Buyer.  The Buyer acknowledges that the representations and warranties of the Seller set forth in Article II, including the Disclosure Schedule (and any updates thereto), constitute the sole and exclusive representations and warranties of the Seller to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.  The Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Seller or any of its Affiliates.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1    Closing Efforts.  Subject to the terms hereof, each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all Third Party Consents, (ii) effect all Governmental Filings and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.  Each Party shall bear its own out-of-pocket costs associated with obtaining such Third Party Consents.  Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

4.2    Replacement of Guarantees and Letters of Credit.  The Buyer shall arrange, prior to the Closing, for replacement arrangements reasonably satisfactory to the Seller (which shall include a full and complete release of the Seller and its Affiliates) with respect to Seller Guarantees existing as of the Closing Date and disclosed and described on the Disclosure Schedule.

4.3    Operation of Business.

(a)    Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Seller shall use reasonable commercial efforts to conduct the operations of the Business in the ordinary course.  Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

(i)    sell, assign or transfer any portion of the Acquired Assets in a single transaction or series of related transactions in an amount in excess of $10,000, except for sales in the Ordinary Course of Business and sales, assignments or transfers of assets not used or useful in the Business;

(ii)    incur or guarantee any indebtedness for borrowed money relating exclusively or primarily to the Business;

(iii)    grant any rights to severance benefits, “stay pay” or termination pay to any Business Employee or increase the compensation or other benefits payable or potentially payable to any Business Employee under any previously existing severance benefits, “stay-pay” or termination pay arrangements;

(iv)    make any capital expenditures or commitments therefor relating exclusively or primarily to the Business in an amount in excess of $10,000 in the aggregate, except in the Ordinary Course of Business or in accordance with the Business’ capital expenditure budget included in the Disclosure Schedule;

(v)    acquire any operating business, whether by merger, stock purchase or asset purchase (except for any such business which will not become part of the Business);

(vi)    enter into any Employment Agreement, compensation agreement or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee;

(vii)    materially amend the terms of any existing Business Benefit Plan, except as required by law and as disclosed on the Disclosure Schedule;

(viii)   materially change its accounting principles, methods or practices insofar as they relate to the Business;

(ix)      enter into any contract or agreement relating exclusively or primarily to the Business outside the Ordinary Course of Business; or

(x)      agree in writing or otherwise to take any of the foregoing actions.

(b)    Notwithstanding the limitations set forth in paragraph (a) above, the Seller shall be permitted to (i) accept capital contributions and loans from any of the Seller’s Affiliates, none of which shall be included in the Assumed Liabilities, and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to make dividends, distributions or other payments to the Seller’s Affiliates.

(c)    During the period from the date of this Agreement until the Closing Date, the Seller shall, with respect to the Business:

(i)    use its reasonable best efforts, with respect to the Business, to keep available the services of its employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(ii)    confer with the Buyer prior to implementing operational decisions of a material nature;

(iii)    otherwise confer with the Buyer by telephone or email on a weekly basis concerning the status of its business, operations and finances;

(iv)    make no material changes in personnel at the level of supervisor, manager or higher without prior consultation with the Buyer;

(v)    maintain the Acquired Assets in a state of repair and condition that is consistent with the requirements and normal conduct of the Business; and

(vi)    continue in full force and effect the insurance coverage under the policies.

4.4    Access.

(a)    The Seller shall permit the representatives of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business.  The Seller shall furnish the Buyer with copies of all contracts, Governmental Authorizations, books and records related to the Business and such other relevant data and information as the Buyer may reasonably request, and otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with Buyer’s investigation of the properties, assets, and financial condition of the Business.  Notwithstanding the foregoing, the Seller shall not be obligated (i) to provide any information, documents or access to any person unless the Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such person from the Seller, or such person enters into a confidentiality agreement with the Seller on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto.  Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the Seller.

(b)    The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller or any of the Seller’s Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement.  If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.  If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder or relates to other matters.

(c)    Notwithstanding any provision of this Agreement to the contrary, the Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where the Buyer or an Affiliate of the Buyer also has submitted or intends to submit a bid for such contract or subcontract.

4.5    Exclusivity.  The Seller, its Affiliates and each of their respective officers, directors, employees, representatives and agents shall not (i) initiate, solicit or encourage any inquiry, proposal, offer or discussion with, or provide any non-public information to, any party

(other than the Buyer) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the Ordinary Course of Business) involving the Business (other than as part of a sale of the Seller substantially in its entirety) or (ii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.  The Seller shall immediately notify the Buyer upon receipt of the same.

4.6    Notification.  Between the date of this Agreement and the Closing, the Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Seller’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Schedule, the Seller shall promptly deliver to the Buyer a supplement to the Disclosure Schedule specifying such change.  Such delivery shall not affect any rights of Buyer under Section 5.1(a) and 8.1(c) hereof.  During the same period, the Seller also shall promptly notify Buyer of the occurrence of any event that may make the satisfaction of the conditions in Article V impossible or unlikely.

4.7    Schedules.  The Seller shall be entitled to submit to the Buyer, from time to time between the date hereof and 7:00 p.m. EDT on June 26, 2008, written updates to the Disclosure Schedule and other Schedules hereto disclosing any events or developments that occurred or any information learned after the date hereof.  The Seller’s representations and warranties contained in this Agreement shall be construed for all purposes of this Agreement (including without limitation Section 5.1 and Article VI) in accordance with the Disclosure Schedule and other Schedules hereto, as so updated; provided that the Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule and other Schedules hereto to the extent provided in Section 8.1(c); and further provided that Schedules 5.1(f)(i) and 5.1(f)(ii) may not be updated without the written consent of the Buyer.

4.8    Agreement with Respect to ACH and Credit Card Charges.  Immediately prior to the Closing, the Seller shall execute an agreement applicable to the Business with Official Payments Corporation, a subsidiary of the Seller, in a form approved by the Buyer in writing, which agreement shall be assumed by the Buyer in connection with the Closing, pursuant to which the Seller shall process credit card and ACH transactions on behalf of the Business after the Closing (the “Processing Agreement”) at the rates set forth therein.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1    Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a)    the representations and warranties of the Seller set forth in Article II that do not contain a materiality qualifier or limitation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(b)    the representations and warranties of the Seller set forth in Article II that contain a materiality qualifier or limitation shall be true and correct as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(c)    the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d)    no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)    the Seller shall have delivered to the Buyer the Seller Certificate;

(f)    the Seller shall have (i) obtained all Third Party Consents and Governmental Authorizations and effected all Governmental Filings listed in Schedule 5.1(f)(i) and (ii) obtained any other Third Party Consent and Governmental Authorizations and effected any other Governmental Filing which, if not obtained or effected, and after giving effect to Section 1.6, would reasonably be expected to result in a material adverse effect on the ability of the Buyer to operate the Business (it being understood that the failure to obtain or effect any or all of the Third Party Consents and Governmental Filings listed in Schedule 5.1(f)(ii) would not reasonably be expected to result in such a material adverse effect); and

(g)    the Buyer shall have received such other customary certificates (such as certificates of good standing of the Seller in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(h)    The Processing Agreement shall have been executed by the Seller and Official Payments Corporation.

(i)    Financing arrangements sufficient for the Buyer to consummate the transactions contemplated by this Agreement shall remain available and in full force and effect.

(j)    The Buyer and the Seller shall have entered into a written agreement with a third party escrow holder with respect to the escrow referred to in Section 1.4 of this Agreement.

5.2    Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

(a) the representations and warranties of the Buyer set forth in Article III that do not contain a materiality qualifier or limitation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(b)    the representations and warranties of the Buyer set forth in Article III that contain a materiality qualifier or limitation shall be true and correct as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(c)    the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d)    no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

(e)    the Buyer shall have delivered to the Seller the Buyer Certificate;

(f)    for each Seller Guarantee existing as of the Closing, the Buyer shall have either (i) effected replacement arrangements, in accordance with Section 4.2, reasonably satisfactory to the Seller, or (ii) delivered to the Seller an irrevocable standby letter of credit in favor of the Seller in an annual amount equal to the amount of such Seller Guarantee, issued by a bank rated A or better by Standard & Poor’s, in form and substance reasonably satisfactory to the Seller;

(g)    the Seller shall have (i) obtained all Third Party Consents and Governmental Authorizations and effected all Governmental Filings listed in Schedule 5.1(f)(i) and (ii) obtained any other Third Party Consent and Governmental Authorizations and effected any other Governmental Filing which, if not obtained or effected, and after giving effect to Section 1.6, would reasonably be expected to result in a material adverse effect on the ability of the Buyer to operate the Business (it being understood that the failure to obtain or effect any or all of the Third Party Consents and Governmental Filings listed in Schedule 5.1(f)(ii) would not reasonably be expected to result in such a material adverse effect); and

(h)    the Seller shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

(i)    the Buyer and the Seller shall have entered into a written agreement with a third party escrow holder with respect to the escrow referred to in Section 1.4 of this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1    Indemnification by the Seller.  Subject to the terms and conditions of this Article VI, the Seller shall indemnify and hold harmless the Buyer and its Representatives (collectively, the “Buyer Indemnified Persons”) from the entirety of Adverse Consequences that the Buyer Indemnified Persons may suffer arising from or in connection with:

(a)    any breach of a representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement;

(b)    any failure by the Seller to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement;

(c)    any Excluded Liabilities;

(d)    any Liability arising out of the ownership or operation of the Acquired Assets or performance of the Assigned Contracts prior to the Closing other than the Assumed Liabilities;

(e)    any services provided by the Seller prior to the Closing;

(f)    the following matters disclosed in the Disclosure Schedule: (i) failure of the Seller to have obtained a surety or performance bond with respect to the Alabama SDU contract or the Minnesota SDU contract referred to in Section 2.7 of the Disclosure Schedule or under any other Assigned Contract; and (ii) any claims by Open Scan Technologies, Inc. of infringement of its intellectual property rights, as referred to in Section 2.12 of the Disclosure Schedule;

(g)    any Employee Benefit Plan established or maintained by the Seller or any Affiliate, including, without limitation, any claims by former employees of the Seller arising under the self-insured medical and dental plans of the Seller;

(h)    any claim by any employee of the Seller based on acts or omissions occurring prior to the Closing;

(i)    any claim by any broker, finder, or investment banker retained by or on behalf of the Seller;

(j)    the Release of any Materials of Environmental Concern by the Seller, the presence of any Materials of Environmental Concern on the Closing Date on or at any of the Leased Real Property, or the breach of any Environmental Law by Seller;

(k)    any failure of the Seller to have obtained any money transmitter licenses required in connection with the operation of the Business and the performance of the Assigned Contracts; or

(l)    any claims arising out of or related to the matters referred to in the first paragraph under Item 3, “Legal Proceedings,” of the Seller’s current Form 10-K.

6.2    Indemnification by the Buyer.  Subject to the terms and conditions of this Article VI, the Buyer shall indemnify and hold harmless the Seller and its Representatives (collectively, the “Seller Indemnified Persons”) from the entirety of Adverse Consequences that the Seller Indemnified Parties may suffer arising from or in connection with:

(a)    any breach of a representation or warranty of the Buyer contained in this Agreement or any Ancillary Agreement;

(b)    any failure by the Buyer to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement;

(c)    any Assumed Liabilities;

(d)    any claim by or on behalf of any broker, finder, or investment banker retained by or on behalf of the Buyer;

(e)    any Liability arising out of the ownership or operation of the Acquired Assets or performance of the Assigned Contracts after the Closing;

(f)    any services provided by the Buyer after the Closing; or

(g)    any claim by any employee of the Buyer based on acts or omissions occurring after the Closing.

6.3    Claims for Indemnification.

(a)    Third-Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.  An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Adverse Consequences claimed.  Within 15 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Adverse Consequences for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(b)    Procedure for Claims.  An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice.  Within 15 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.12.

6.4    Survival.  The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 18 months after the Closing Date, at which time they shall expire; provided that the Critical Representations shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the seventh anniversary of the Closing Date.  The covenants and agreements of the Parties shall survive indefinitely, without limitation, except those for which a period of performance is expressly provided for herein, which covenants and agreements shall survive until the lapse of the specified period.  No such termination shall affect the rights of a Party in respect of any claim made by such Party in a writing received by another Party prior to the expiration of any such survival period.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

6.5    Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

(i)    the Seller shall be liable with respect to claims under Section 6.1(a) if the aggregate Adverse Consequences exceed Fifty Thousand Dollars ($50,000) at which point the Seller shall be liable for such Adverse Consequences from the first dollar of Adverse Consequences; provided that this Section 6.5(a)(i) shall not apply to breaches of the Critical

Representations or to any breach of any representation or warranty of which the Seller had knowledge at any time prior to the date on which such representation or warranty is made;

(ii)        the aggregate liability of the Seller for all Adverse Consequences under Section 6.1(a) shall not exceed an amount equal to twenty five-percent (25%) of the Adjusted Closing Payment; provided that this Section 6.5(a)(ii) shall not apply to breaches of the Critical Representations;

(iii)    the Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Closing Payment has been adjusted to reflect such matter pursuant to Section 1.4; and

(iv)    the amount of any Adverse Consequences for which a Party is entitled to indemnification as provided under this Article VI shall be calculated net of any accruals, reserves or provisions therefor reflected in the Final Closing Statement.

(b)    For purposes of this Article VI, including for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications and exceptions contained herein in any representation or warranty relating to materiality or Business Material Adverse Effect shall be disregarded.

(c)    In no event shall any Indemnifying Party be responsible or liable for any Adverse Consequences or other amounts under this Article VI that are consequential, in the nature of lost profits, special or punitive or otherwise not actual damages.  Each Party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Adverse Consequences for which indemnification is provided to it under this Article VI.

(d)    The amount of Adverse Consequences recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Adverse Consequences to which such indemnity claim relates, from an insurance carrier.  An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any damages or any indemnification obligations with respect to damages.  If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(e)    Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VI and under Article VII shall be the sole and exclusive remedies of the Indemnified

Parties and their respective Affiliates with respect to claims covered by Section 6.1, Section 6.2 or Article VII or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(f)    No limitations on indemnification in this Agreement, whether with respect to the time for asserting a claim or as to any limits on the amount of Adverse Consequences, shall apply in the case of fraud.

6.6    Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Closing Payment; provided that such indemnification payments shall not affect the calculation of the maximum aggregate liability of the Seller under Section 6.5(a)(ii).

6.7    Right of Setoff.  Upon notice to the Seller specifying the basis therefor, the Buyer may set off any amount to which it may be entitled under this Article VI against amounts otherwise payable under Sections 1.4 or 1.5 hereof.  Neither the exercise nor the failure to exercise such right of setoff will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.8    Indemnity Not Limited to Third-Party Claims.  The Parties agree and acknowledge that claims for indemnification under this Agreement are not limited to third-party claims but also include direct claims by the Parties against each other.

ARTICLE VII
TAX MATTERS

7.1    Transfer Taxes; Prorations.

(a)    Each of the Seller and Buyer shall be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

(b)    Any and all real property Taxes, personal property Taxes, assessments, and similar Taxes applicable to the Acquired Assets that are payable for any taxable period that includes but does not end on the Closing Date shall be apportioned based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date.  The Seller shall timely pay the proportionate amount of any such Taxes that is attributable to the portion of the taxable period ending on the Closing Date.

7.2    Refunds.

(a)    The Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes with respect to the Business for which Seller is liable under this Article VII.

(b)    The Buyer and/or its Affiliates, as the case may be, shall be entitled to all other refunds (including any interest paid thereon) or credits of Taxes with respect to the Business.

(c)    The Buyer shall forward to or reimburse the Seller for any such refunds (including any interest paid thereon) or credits due the Seller after receipt thereof, and the Seller shall promptly forward to the Buyer or reimburse the Buyer for any such refunds (including any interest paid thereon) or credits due the Buyer after receipt thereof.

                          ARTICLE VIII
      TERMINATION

8.1    Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)    the Parties may terminate this Agreement by mutual written consent;

(b)    the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a), Section 5.1(b), or Section 5.1(c) not to be satisfied and (ii) is not cured within ten (10) Business Days following delivery by the Buyer to the Seller of written notice of such breach;

(c)    the Buyer may terminate this Agreement, in its sole discretion, in the event the Seller provides an update to the Disclosure Schedule or any other Schedule hereto pursuant to Section 4.6 by giving written notice to the Seller within five (5) Business Days of such update.

(d)    the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a),  Section 5.2(b), or Section 5.2(c) not to be satisfied and (ii) is not cured within ten (10) Business Days following delivery by the Seller to the Buyer of written notice of such breach;

(e)    the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before June 30, 2008 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively or primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

(f)    the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before June 30, 2008 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively or primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).

8.2    Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.  Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

ARTICLE IX
EMPLOYEE MATTERS

9.1    Offer of Employment; Continuation of Employment.  The Buyer shall (i) offer employment commencing on the Closing Date to all Business Employees, including those listed on Section 2.16 of the Disclosure Schedule as being on reduced work schedules but excluding those Business Employees on an approved leave of absence of any kind (“Leave Employees”), on the terms set forth in Section 9.4, (ii) recognize employee years of service with the Seller for each New Business Employee solely for purposes of the Buyer’s paid time off policies (i.e., years of service as an employee of the Seller to be treated as the equivalent of years of service with the Buyer) and (iii) assume the Employment Security Agreements listed in Section 2.3 of the Disclosure Schedule for any Business Employee who becomes a New Business Employee.  The Seller shall retain each Leave Employee on its payroll until such time as he or she is able to return to work.  The Seller shall not extend the leave of any Leave Employee beyond its current approved date.  The Buyer shall offer each Leave Employee who wishes to return to work at the end of his or her approved leave period employment on the terms set forth in Section 9.4.

9.2    401(k) Plan Matters.  The Buyer shall take no action to prevent direct or indirect rollovers by Business Employees who become New Business Employees of their vested interest in the Seller’s 401(k) Plan to the Buyer’s existing defined contribution plan qualified under Section 401 of the Code.

9.3    Employment Related Liabilities.  From and after the Closing the Buyer shall be liable for any claims by any New Business Employee for claims arising out of the employment of such New Business Employee by the Buyer, including claims arising out of termination of such employment by the Buyer.  The Seller shall at all times remain liable for any claims by any Business Employee arising out the employment of such Business Employee by the Seller, including claims arising out of the termination of such employment by the Seller.

9.4    Compensation; Employee Benefits; Severance Plans.  The Buyer shall provide each New Buyer Employee with a base salary not less than the base salary provided to such person by the Seller immediately prior to the Closing as shown on the Disclosure Schedule, for a period after the Closing and ending no earlier than twelve (12) months after the Closing Date or any earlier termination of the employment of such New Business Employee.  The Buyer shall offer each New Business Employee the right to participate in Buyer Plans, including any Buyer Plans that are “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), that are no less favorable to each such New Business Employee than those provided by the Buyer to its other similarly situated employees, for a period after the Closing ending no earlier than twelve (12) months after the Closing Date or any earlier termination of the employment of such New Business Employee.  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Buyer from terminating the employment of any New Business Employee in any lawful manner, including termination for cause, for bona fide business reasons, or otherwise.

9.5    Employer Group Medical Plan.  With respect to any employer group medical plan that will cover the New Business Employees, the Buyer shall use its commercially reasonable efforts to cause the insurance carrier for such plan to waive any pre-existing condition limitations or actively-at-work requirements; provided that the Buyer shall not be required to incur any additional costs or expenses in connection with such efforts, including the payment of higher insurance premiums.

9.6    Accrued Personal, Sick or Vacation Time.  With respect to any accrued but unused paid time off to which any New Buyer Employee is entitled pursuant to the PTO Policies, the Buyer shall assume the liability for such accrued paid time off and allow such New Buyer Employee to use such accrued paid time off in accordance with the Buyer’s paid time off policies; provided, however, that the Buyer shall retain the right to require approval of the timing of any vacation or other planned time off in accordance with the Buyer’s employment policies; and provided, further, that notwithstanding anything to the contrary in the Buyer’s policies regarding paid time off, the Buyer shall be liable for and pay in cash an amount equal to such number of hours of paid time off as was accrued as of the Closing Date and disclosed in writing to the Buyer not later than ten (10) Business Days after the Closing Date to any New Buyer Employee whose employment with the Buyer terminates for any reason subsequent to the Closing Date.

ARTICLE X
OTHER POST-CLOSING COVENANTS

10.1    Access to Information; Record Retention; Cooperation.

(a)    Access to Information.  Subject to compliance with contractual obligations and applicable laws and regulations regarding classified information and security clearance, following the Closing, each Party shall afford to each other Party and to such Party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information within the possession or control of such Party and (ii) reasonable access to the personnel of such Party.  Requests may be made under this Section 10.1(a) solely for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

(b)    Preparation of the Seller Financial Statements.  Without limitation of the provisions of Section 10.1(a), following the Closing, the Buyer shall provide to the Seller all information relating to the Business reasonably required for the Seller to prepare the (i) Closing Statement and (ii) financial statements of the Seller and its Affiliates.  In connection with the preparation of (i) the Closing Statement and (ii) such financial statements, the Buyer shall provide the Seller (and its auditors) with full access to the Business, its financial management and any accountant’s work papers, and all financial books, accounts and records relating to the Business.

(c)    Reimbursement.  A Party making Information or personnel available to another Party under Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or other service providers of the providing Party.

(d)    Retention of Records.  Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing.  Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(e)    Confidentiality.  Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or their representatives pursuant to this Section 10.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.  The provisions of this Agreement shall not apply to or restrict the Buyer’s use of any trade secrets or other confidential or proprietary information of the Business transferred to the Buyer under this Agreement from and after the Closing.

10.2    Covenant Not to Compete.  During the Noncompetition Period, the Seller shall not (and shall cause each Noncompetition Party not to), directly or indirectly (i) engage in the Restricted Business, (ii) use, develop or purchase any software product with the same or similar functionality of the Kids1st or VIPRS software programs, or (iii) otherwise compete against the Buyer in the Business.  Notwithstanding the foregoing, no Noncompetition Party shall be prohibited from:

(a)    continuing to engage in any type of business conducted by any Noncompetition Party as of the date hereof that is not part of the Business or provide the same kind of products or services as those provided by the Business or selling products or services that are under development by any Noncompetition Party as of the date hereof that are not part of or intended for use in the Restricted Business;

(b)    purchasing products or services from, or selling products or services to, or otherwise engaging in a subcontracting or commercial relationship with, an entity that is engaged in the Restricted Business; provided that such purchases or sales do not cause the Seller or any Noncompetition Party to engage or participate in the Restricted Business;

(c)    performing its contractual obligations under the existing agreements listed in Section 10.2(c) of the Disclosure Schedule;

(d)    acquiring or owning less than 2% (by voting power) of the outstanding capital stock of any publicly-traded company which is engaged in the Restricted Business; or

(e)    performing its obligations under this Agreement and the Ancillary Agreements, including without limitation the Transition Services Agreement.

10.3    Non-Solicitation Covenant.  During the Non-Competition Period, the Seller shall not (and shall cause each Noncompetition Party not to) directly or indirectly solicit or seek to hire any Business Employee who accepts employment with the Seller or encourage any such Business Employee to terminate his or her employment with the Buyer; provided that the Seller shall not be prohibited from hiring any such person if (i) such person contacts the Seller on the person’s own initiative and without any prior breach of the foregoing covenant with respect to such person; (ii) such person responds to a general solicitation of employment not directed specifically towards some or all of the Buyer’s employees; or (iii) the Buyer has terminated such person’s employment without any prior breach of the foregoing covenant with respect to such person.

10.4    Seller Guarantees.  If any Seller Guarantee is not replaced and released as of the Closing as provided in Section 4.2, the Buyer shall fulfill all obligations of the Seller and/or its Affiliates under such Seller Guarantees and shall reimburse the Seller and its Affiliates for all premiums, payments and other carrying costs of such Seller Guarantee attributable to or for periods after the Closing Date, within five (5) business days after receipt of invoices therefor.  In the event that after the Closing Date the Seller or an Affiliate is required to reimburse a letter of credit issuer for any drawing under a Seller Guarantee, or is required to make any payment under a Seller Guarantee (other than carrying costs as provided above), then the Buyer shall reimburse

the Seller or Affiliate within five (5) business days after demand for the payment of such amount.

10.5    Use of Name for Transition Period.

(a)    Following the Closing, except as otherwise provided herein, the Buyer shall have no rights to use any Retained Marks and will not hold itself out as having any affiliations with the Seller.

(b)    Notwithstanding the provisions of Section 10.5(a), for a period of 180 days after the Closing Date, the Buyer may:

(i)    utilize sales promotional aids, literature and other printed material of the Business, provided such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by the Seller: “[the Buyer product name], formerly a product of Tier Technologies, Inc.”  Promptly following the Closing Date, the Buyer will implement a plan to eliminate the use of all such material within such 180 day period;

(ii)    continue to use the Retained Marks for 180 days following the Closing Date on inventories existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner; and

(iii)    disclose to its customers and potential customers that it is conducting the Business as a successor to the Seller from and after the Closing Date.

(c)    The licenses to use the Retained Marks set forth in this Section 10.5 shall not prohibit the Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner.  The Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Seller and its direct and indirect Subsidiaries in connection with their business and operations and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Seller and its direct and indirect Subsidiaries adhered immediately prior to the Closing.

10.6    Use of Retained Marks in Transferred Technology.  The Seller and the Buyer will cooperate and use reasonable commercial efforts to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively or primarily to the Business maintained by the Seller (or its Affiliates), all of which, excluding the Retained Marks, shall be deemed to be included in the Acquired Assets.   Subject to the provisions of Section 10.5 hereof, prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the Retained Marks from any such text, images or other content.  The Seller (or its Affiliates) shall retain ownership of all domain names employing the name “Tier” and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name.  To the extent the Business utilized any internet protocol address space allocated to the Seller, such internet protocol address space shall remain the property of the Seller, and no rights or licenses are granted to the Buyer with respect thereto.

10.7    Collection of Accounts Receivable; Transition.  The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement, and take any and all actions reasonably requested by the Buyer to assist and facilitate in the collection of such accounts receivable.  The Seller hereby authorizes the Buyer to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller and the Business prior to the Closing.  During the Noncompetition Period, the Seller will refer all customer inquiries relating to the Business to the Buyer.

10.8    Payment of Assumed Liabilities and Excluded Liabilities.  In the event that the Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse the Seller or Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.  In the event that the Buyer (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Excluded Liabilities, the Seller shall reimburse the Buyer or Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

ARTICLE XI
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2008 Actual Revenues” shall mean the revenues recognized by the Buyer during Fiscal Year 2008 from the Buyer’s performance of the Assigned Contracts and any Extension Contracts after the Closing.

“2009 Actual Revenues” shall mean the revenues recognized by the Buyer during Fiscal Year 2009 from the Buyer’s performance of the Assigned Contracts and any Extension Contracts after the Closing.

“2010 Actual Revenues” shall mean the revenues recognized by the Buyer during Fiscal Year 2010 from the Buyer’s performance of the Assigned Contracts and any Extension Contracts after the Closing.

“2008 Payment Amount” shall mean the Earn-Out Payment for Fiscal Year 2008.

“2009 Payment Amount” shall mean the Earn-Out Payment for Fiscal Year 2009.

“2010 Payment Amount” shall mean the Earn-Out Payment for Fiscal Year 2010.

“2008 Target” shall have the mean $23,071,621.

“2009 Target” shall have the mean $22,788,646.

“2010 Target” shall have the mean $13,418,705.

“Acquired Assets” shall mean all assets, properties and rights of the Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are utilized exclusively or primarily by the Seller in the Business, including, without limitation, the following assets, in each case to the extent owned by the Seller as of the Closing and utilized exclusively or primarily in the Business:

(a)    all accounts receivable and other receivables (including all rights of the Seller to enforce the obligation to pay and to collect such accounts receivable and other receivables), whether or not billed;

(b)    all inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts and supplies;

(c)    all computers, equipment, furniture, furnishings, fixtures, machinery and other tangible personal property and all warranties and guarantees, if any, express or implied, existing for the benefit of the Seller in connection therewith to the extent transferable;

(d)    the leasehold interests to the Seller Leased Facilities, except as provided in Section 1.6;

(e)    the Assigned Contracts, except as provided in Section 1.6

(f)    all Business Intellectual Property;

(g)    all technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, and other confidential business information, including customer lists and vendor lists;

(h)    all Permits and Legal Permits, to the extent that such Permits and Legal Permits are transferable;

(i)    all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by the Seller prior to the Closing;

(j)    all claims of the Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(k)    rights of the Seller under any non-competition agreements, non-solicitation, or similar agreements with any Business Employees or former employees of the Seller in the Business; and

(l)    copies of all books and records of the Business (other than stock record books), accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials, subject to any restrictions imposed by applicable law on the transfer of employee files and other similar materials.

“Adjusted Closing Payment” shall mean the Closing Payment as adjusted pursuant to Section 1.4.

“Adjustment Payment” shall have the meaning set forth in Section 1.4(d).

“Adverse Consequences” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, environmental investigation and remedial costs, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, to the extent insurance claims are made in respect thereof, any resulting increases in premiums, and any reasonable costs, fees or other expenses incurred by a Party arising out of the mitigation  of any of the foregoing, but shall not include lost or anticipated profits.

“Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities and Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii) through (viii) in Section 1.3(b) of this Agreement.

“Assigned Contracts” shall mean (i) the Seller Real Estate Leases listed on Section 2.11 of the Disclosure Schedule, (ii) the contracts or agreements listed on Section 2.13 of the Disclosure Schedule and (iii) any agreement (or group of related agreements with the same party) relating exclusively or primarily to the Business that (A) involves the performance of services or delivery of goods or materials to the Seller of an amount or value less than $25,000 per year and (B) is terminable by the Seller (prior to the Closing) or the Buyer (after the Closing) within 90 days; provided, however, that Assigned Contracts shall not include any contract listed on Schedule 1.1(b) or 1.1(d).

“Assumed Liabilities” shall mean the following liabilities and obligations of the Seller, in each case to the extent related exclusively or primarily to the Business or the Acquired Assets:

(a)    all liabilities reflected on the Most Recent Balance Sheet, except to the extent satisfied prior to the Closing;

(b)    all current liabilities arising subsequent to the Balance Sheet Date arising in the Ordinary Course of Business to the extent reflected in the calculation of the Closing Working Capital Amount;

(c)    all liabilities and obligations under the Assigned Contracts and under the Seller Real Estate Leases arising after the Closing, except as provided in Section 1.6;

(d)    all liabilities and obligations under the Legal Permits arising after the Closing transferred pursuant to Section 1.1(b);

(e)    all liabilities and obligations in respect of the Business or the Acquired Assets arising or incurred by the Buyer after the Closing;

(f)    all liabilities and obligations which arise on account of the sale of any goods and services sold by the Buyer after the Closing;

(g)    all liabilities and obligations arising after the Closing out of the leasing or operation by Buyer of any Leased Real Property;

(h)    (i) all liabilities and obligations in respect of employees or employee benefits that are specifically assumed by the Buyer pursuant to Article IX, including all liabilities and obligations under the Employment Security Agreements listed in Section 2.3 of the Disclosure Schedule for any Business Employee who becomes a New Business Employee, as provided in Section 9.1, and (ii) all liabilities and obligations under the Employment Security Agreement for each employee subject to an Employment Security Agreement to whom the Buyer made an offer of employment (A) at a salary lower than such employee’s salary as shown on the Disclosure Schedule or (B) that required such employee to relocate the employee’s principal business office or principal place of residence more than 50 miles from such employee’s current business office or principal place of residence;

(i)    all financial obligations (whether due and payable before or after the Closing) in connection with the Grant Thornton Engagement Letters set forth on Section 2.13(a)(ii) of the Disclosure Schedule, true and correct copies of which letters have been provided to the Buyer, to the extent such financial obligations are included in the calculation of the Closing Working Capital Amount; and

(j)    all liabilities and obligations arising out of or relating to Deferred Items to the extent provided under Section 1.6.

“Balance Sheet Date” shall mean April 30, 2008.

“Business” shall mean the business of the Government Business Process Outsourcing segment of the Seller.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Business Benefit Plans” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, or any ERISA Affiliate for the benefit of Business Employees (and their beneficiaries).

“Business Employees” shall mean the employees of the Seller exclusively or primarily engaged in the Business that are listed on the Disclosure Schedule.

“Business Intellectual Property” shall have the meaning set forth in Section 2.12(a).

“Business Material Adverse Effect” shall mean any change, effect or circumstance that (a) is materially adverse to the business, financial condition or results of operations of the

Business as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Business competes), (b) materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement, or (c) materially impairs the ability of the Buyer to operate the Business or realize the economic benefits of ownership of the Business; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance (A) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, or (B) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, the Buyer) of Section 5.2 is satisfied.

“Buyer Indemnified Persons” shall have the meaning set forth in Section 6.1 hereof.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

“Buyer Plans” shall mean employee benefit plans, agreements, programs, policies and arrangements for the benefit of each New Buyer Employee.

“Claimed Amount” shall mean the amount of any Adverse Consequences claimed by an Indemnified Party.

“Claim Notice” shall mean a written notice which contains (i) a description and the Claimed Amount of any Adverse Consequences incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Adverse Consequences.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a).

“Closing Date” shall mean June 30, 2008, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.

“Closing Payment” shall mean $8,000,000, subject to Section 1.4.

“Closing Receivables” shall have the meaning set forth in Section 1.4(d).

“Closing Statement” shall mean a statement calculating the Closing Working Capital Amount, which shall include an aging of accounts receivable and accounts payable as of the Closing Date.

“Closing Working Capital Amount” shall mean the current assets less the current liabilities as shown on the Closing Statement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality letter agreement dated May 18, 2007 between the Buyer and the Seller.

“Critical Representations” provided that the representations and warranties of the Seller contained in Sections 2.2, 2.8, and 2.18.

“Deferred Consent” shall mean an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.

“Deferred Item” shall mean the contract, lease, authorization, license or permit to which Deferred Consent relates.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof.

“Earn-Out Credit” shall have the meaning set forth in Section 1.5(d) hereof.

“Employee Benefit Plan” shall mean (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan, (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (c) to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign law.

“Employment Agreement” shall mean any agreement for or with respect to employment, but shall not include an offer letter or non-disclosure agreement.

“Encumbrance” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien (including any tax liens), option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

“Environmental Law” shall mean any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the protection of the Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to (a) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (b) air, water and noise pollution; (c) groundwater and soil contamination; or (d) the Release or threatened Release of Materials of Environmental Concern to the Environment.

“Environmental Matters” shall mean any legal obligation or liability arising under Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller.

“Estimated Adjustment Payment” shall mean (a) the lesser of (i) the working capital (current assets less current liabilities) for the Acquired Assets and the Assumed Liabilities on the latest balance sheet available at the Closing or (ii) $2,300,000 minus (b) the Target Working Capital Amount; provided, however, that the Estimated Adjustment Payment shall not be less than zero.

“Excluded Assets” shall mean:

(a)    all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(b)    all assets, properties or rights listed on, or arising under any contracts or agreements listed on, Schedule 1.1(b);

(c)    all rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities;

(d)    all rights which accrue or will accrue to the benefit of the Seller under this
Agreement or the Ancillary Agreements;

(e)    all rights relating to refunds or recoupment of Taxes relating to all periods ending on or prior to the Closing including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;

(f)    all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above or to any Excluded Liabilities; and

(g)    all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to any Excluded Assets or Excluded Liabilities.

“Excluded Liabilities” shall mean:

(a)    all Liabilities and obligations relating exclusively or primarily to the Excluded Assets;

(b)    all Liabilities and obligations for any Taxes for which the Seller is liable pursuant to Article VII;

(c)    all Liabilities and obligations of the Seller in respect of employees or employee benefits not specifically assumed by the Buyer hereunder;

(d)    all Liabilities and obligations of the Seller under the agreements listed on Schedule 1.1(d);

(e)    all Liabilities and obligations of the Seller under this Agreement and the Ancillary Agreements;

(f)    all Liabilities and obligations of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including without limitation any fees for financial advisors engaged by or on behalf of the Seller) and liabilities payable to the Seller, including, but not limited to, compensation, employee benefits and similar items;

(g)    all Liabilities and obligations of the Seller under the Employment Security Agreements to employees who do not accept an offer of employment with the Buyer; provided, however, that if any such offer of employment was (i) at a salary that is lower than such employee’s salary as shown on the Disclosure Schedule or (ii) requires such employee to relocate the employee’s principal business office or principal place of residence more than 50 miles from such employee’s current business office or principal place of residence, the Liabilities and obligations under such employee’s Employment Security Agreement shall not be Excluded Liabilities; and

(h)    all Liabilities of the Seller that are not Assumed Liabilities.

“Extension Contracts” shall mean any extension, renewal, novation, option exercise or similar action with respect to an Assigned Contract.  For the avoidance of doubt, any contract that is awarded to the Buyer following an open bid process shall not be deemed an Extension Contract.

“Final Closing Statement” shall mean the statement accepted (or deemed accepted) by the Buyer pursuant to Section 1.4(b), prepared and signed pursuant to Section 1.4(c)(ii) or delivered by the Neutral Accountant pursuant to Section 1.4(c)(v), as the case may be.

“Financial Statements” shall mean (a) the unaudited balance sheets and statement of operations of the Business as of and for the fiscal years ended 2005, 2006 and 2007 and (b) the unaudited balance sheet and statement of operations of the business for the seven-month period ended as of the Balance Sheet Date.

“Fiscal Year 2008” shall mean the 12-month period ending September 30, 2008.

“Fiscal Year 2009” shall mean the 12-month period ending September 30, 2009.

“Fiscal Year 2010” shall mean the 12-month period ending September 30, 2010.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any consent, license, registration, or permit issued, granted, or given by a Governmental Entity required for the assignment to and performance by the Buyer of the Assigned Contracts and the Seller Real Estate Leases.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Governmental Filings” shall mean all registrations, filings and notices with or to Governmental Entities required for the assumption and performance of the Assigned Contracts and the Seller Real Estate Leases by the Buyer.

“Government Contract” shall mean any contract with respect to the Business that (a) is between the Seller and a Governmental Entity or (b) is entered into by the Seller as a subcontractor (at any tier) in connection with a contract between another entity and a Governmental Entity.

“Income Taxes” shall mean any taxes imposed upon or measured by net income.

“Indemnified Party” shall mean the party entitled to indemnification under Article VI of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business.

“Intellectual Property” shall mean all patents, patent applications, registered trademarks, trademark applications, domain names, rights to the content of internet web sites and copyright registrations, know-how, confidential or proprietary information, customer lists, software, technical information, data that are owned or used by the Seller in the Business.

“Leased Real Property” shall mean all material real property leased or subleased to the Seller and included in the Acquired Assets.

“Leases” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property that is used primarily or exclusively in the Business.

“Legal Permits” shall mean all licenses, permits or franchises issued by any Governmental Entity relating to the development, use, maintenance or occupation of the Seller Leased Facilities or the operations of the Business.

“Liabilities” shall mean with respect to a Party any liability or obligation of such Party of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined determinable or otherwise, and whether or not the same is required to be accrued on the financials statements of such Party.

 “Materials of Environmental Concern” shall mean any hazardous substance, pollutant or contaminant, as those terms are defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and oil, petroleum and petroleum products.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Business as of the Balance Sheet Date.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

“Neutral Accountant” shall mean Stonefield Josephson, Inc.

“New Buyer Employees” shall mean each Seller Business Employee who accepts the Buyer’s offer of employment and who commences working with the Buyer on the Closing Date.

“Noncompetition Party” shall mean the Seller and any entity that is a Subsidiary of the Seller on or after the date hereof while such entity is a Subsidiary of the Seller.

“Noncompetition Period” shall mean the period commencing on the Closing Date and continuing until the three-year anniversary of the Closing Date.

“Off-Site Liabilities” shall mean Environmental Matters resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business of any Materials of Environmental Concern, to or at any property, location, site or facility other than a Business Property.

“Ordinary Course of Business” shall mean an action taken by a Party that (a) is consistent in nature, scope and magnitude with the past practices of such Party and is taken in the ordinary course of the normal, day-to-day operations of such Party; (b) does not require authorization of the board of directors of such Party an does not require any separate of special authorization of any nature; or (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other persons that are in the same line of business as such Party.

“Parties” shall mean the Seller and the Buyer collectively.

“Permits” shall mean all permits, licenses, orders, approvals, franchises or authorizations from any Governmental Authority relating to the Business.

“PTO Policies” shall mean the paid time off policies, including with respect to personal, sick or vacation time applicable to each Business Employee immediately prior to the Closing Date.

“Processing Agreement” shall have the meaning set forth in Section 4.8.

“Purchase Price” shall mean the Adjusted Closing Payment plus the Earn-Out Payments, if any.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

“Representatives” shall mean with respect to a particular person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that person.

“Restricted Business” shall mean the business of (i) processing and posting of child support payments for governments and governmental agencies, (ii) matching of delinquent child support or state tax obligors with financial institution assets, and (iii) unless performed jointly by the Buyer and a Noncompetition Party, the electronic child support check payment processing services and credit/debit card payment processing services through Internet interfaces over the web, through interactive telephone voice response systems (IVRs), or as a point of sale interface (POS).  For the avoidance of doubt, Restricted Business shall not include the activities described in clause (iii) above if such services are being solicited by a government agency independently from a procurement related to the processing of and posting of child support payments for governmental agencies.

“Retained Marks” shall mean any trademarks, trade names, logos or any contraction, abbreviation or simulation of the Seller that is not included within the Acquired Assets.

“Revenue Statement” shall have the meaning set forth in Section 1.5(f) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, any Seller) of Section 5.1 is satisfied.

“Seller Guarantees” shall mean all letters of credit, guarantees, performance bonds, covenants, indemnities or similar assurance provided by the Seller or any of its Affiliates relating exclusively or primarily to the Business that have been disclosed on the Disclosure Schedule.

“Seller Indemnified Persons” shall have the meaning set forth in Section 6.2 hereof.

“Seller Leased Facilities” shall mean the leasehold interests to the facilities covered by the Seller Real Estate Leases.

“Seller Real Estate Leases” shall mean the real property leases or subleases described in Section 2.11 of the Disclosure Schedule.

“Seller’s 401(k) Plan” shall mean the defined contribution plan qualified under Section 401 of the Code sponsored by the Parent.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

“Tangible Personal Property” shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital Amount” shall mean $1,900,000.

“Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Taxing Authority” shall mean any applicable governmental authority responsible for the imposition of Taxes.

“Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Third Party Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties required for the assignment to and performance by the Buyer of the Assigned Contracts and the Seller Real Estate Leases.

“Unresolved Objections” shall mean those objections to the Closing Statement that the Buyer and the Seller did not resolve.

ARTICLE XII
MISCELLANEOUS

12.1    Press Releases and Announcements.  After the Closing, the Parties may issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other.  No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

12.2    No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, if any, their respective Affiliates.

12.3    Action to be Taken by Affiliates.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

12.4    Entire Agreement.  This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Buyer and the Seller.  This Agreement (including the documents referred to herein) supersedes any prior agreements or understandings between the Buyer and the Seller and any representations or statements made by or on behalf of the Seller or any of its Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, and the parties hereto specifically disclaim reliance on any such prior representations or statements to the extend not embodied in this Agreement.  The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

12.5    Succession and Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this
Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party’s business or assets.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6    Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: 101 Montgomery Street, Suite 2600 San Francisco, CA 94104 Telecopy: (916) 830-5654 Attention:Ronald H. Zuber and Adolph Mazzei	Copy to (which shall not constitute notice): Donahue Gallagher Woods LLP 300 Lakeside Drive, Suite 1900 Oakland, CA 94612 Telecopy: (510) 832-1486 Attention: Michael J. Dalton
If to the Seller: 10780 Parkridge Blvd Suite 400 Reston, VA 20191 Telecopy: 571-382-1002 Attention: Chief Executive Officer	Copy to (which shall not constitute notice): WilmerHale 60 State Street Boston, MA 02109 USA Telecopy: 617-526-5000 Attention: Mark G. Borden, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7    Amendments and Waivers.  The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.9    Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10    Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

12.11    Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

12.12    Submission to Jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (except for any actions under Section 12.10, in which case such case shall have non-exclusive jurisdiction), (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6.  Nothing in this Section 12.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

12.13    Bulk Transfer Laws.  The Buyer acknowledges that the Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

12.14    Construction.

(a)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)    Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)    Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

(e)    All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

12.15    Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

12.16    Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17    Counterparts and Facsimile Signature.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

12.18    Source Code and Documentation.  The Seller shall deliver to the Buyer all artifacts of the software development life cycle for Seller-owned software being purchased by and transferred to the Buyer, including, without limitation, all work product such as documentation, source code, test data, and all other tangible items related to the software development life cycle, to the extent that any of the foregoing artifacts such as documentation, source code, test data, and other tangible items exist.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TIER TECHNOLOGIES, INC.

By:  /s/ Ronald L. Rossetti

Name:  Ronald L. Rossetti

Title: Chief Executive Office

INFORMATIX, INC.

By:  /s/ Raul D. Ocazionez

Name:  Raul D. Ocazionez

Title:  President

[Signature page to Purchase and Sale Agreement]

The following schedules to the Purchase and Sale Agreement are omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K:

Disclosure Schedule

Schedule 1.1(b)           Excluded Assets
Schedule 1.1(d)           Excluded Liabilities
Schedule 5.1(f)(i)        Required Third Party Consents and Governmental Filings
Schedule 5.1(f)(ii)       Non-Required Third Party Consents and Governmental Filings

Exhibit A        –           Form of Bill of Sale and Assignment
Exhibit B        –           Form of Intellectual Property Assignment
Exhibit C        –           Form of Assumption Agreement
Exhibit D        –           Form of Transition Services Agreement
Exhibit E        –           Purchase Price Allocation

The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (“Amendment”) is made as of June 30, 2008 by and between Tier Technologies, Inc., a Delaware corporation (the “Seller”), and Informatix, Inc., a California corporation (the “Buyer”), and relates to that certain Purchase and Sale Agreement dated June 9, 2008 (the “Agreement”) between the Seller and the Buyer.  Capitalized terms not otherwise defined herein are used as defined in the Agreement.

For good and valuable consideration, the Parties agree as follows:

1.    The Parties agree and acknowledge the Closing shall be deemed to occur at 11:59 p.m. on June 30, 2008, subject to delivery on July 1, 2008 of the agreements, instruments and other items required to be delivered at Closing pursuant to Section 1.3 of the Agreement.

2.    The Parties agree and acknowledge that no Estimated Adjustment Payment shall be paid into an escrow account under Section 1.4 of the Agreement.  Accordingly, all of Section 1.4(d) of the Agreement is hereby deleted except for the first two sentences thereof.

3.    Section 5.1(j) of the Agreement is hereby deleted in its entirety.

4.    The Parties agree that the following sums shall be held back by the Buyer from the Closing Payment subject to receipt of the Governmental Authorization for the contract listed next to such amount:

(a)    $66,667 for Minnesota SDU;

(b)    $42,167 for New Jersey FIDM;

(c)    $31,500 for New York FIDM;

(d)    $31,833 for Texas FIDM; and

(e)    $43,667 for Kentucky (tax)

If the applicable Governmental Authorization is received prior to one hundred twenty (120) days after the Closing Date, the Buyer shall pay the corresponding amount to the Seller not later than two (2) Business Days thereafter.  If any of the applicable Governmental Authorizations are not received within one hundred twenty (120) days after the Closing Date, the Buyer shall retain the corresponding amounts and there shall be a downward adjustment of the Purchase Price equal to each such retained amount.

5.    The Parties agree that notwithstanding the occurrence of the Closing, the Seller shall continue to use commercially reasonable efforts to obtain all Third Party Consents and Governmental Authorizations for all of the Assigned Contracts, whether listed in Schedule 5.1(f)(i) or Schedule 5.1(f)(ii) of the Agreement, including, without limitation, the Deferred Consents, and the Buyer shall give the
Seller all reasonable cooperation in connection therewith.  The foregoing shall not affect the obligations of the Parties under Section 1.6 of the Agreement.

6.    The Parties agree that any commission or other agreements (other than the Employment Security Agreements) entered into between the Seller or any Affiliate of Seller, on the one hand, and any of the Business Employees, on the other hand, are not Assigned Contracts, that the liabilities under such commission and other agreements are Excluded Liabilities, and that the Seller is obligated under the Agreement to defend and indemnify the Buyer against such liabilities, including, without limitation, 6.1(c) of the Agreement.

7.    Except as specifically modified by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

TIER TECHNOLOGIES, INC. By: /s/ Steven M. Beckerman Name: Steven M. Beckerman Title: Senior Vice President	INFORMATIX, INC. By: /s/ Raul D. Ocazionez Name: Raul D. Ocazionez Title: President